Press Release
For immediate release

Invesco Ltd. Announces January 31, 2013
Assets Under Management

Invesco Relations Contact:  Jordan Krugman   404-439-4605
Media Relations Contact:  Bill Hensel             404-479-2886

Atlanta, February 11, 2013 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management of $712.6 billion, an increase of 3.6% month over month.  The increase was due to favorable market returns and significant long-term flows.  FX decreased AUM by $3.0 billion during the month.  During the month long-term flows into both active and passive strategies were strong.  Preliminary total average assets for the quarter through January 31 were $703.4 billion, and preliminary average active assets for the quarter through January 31 were $584.7 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives
January 31, 2013(a)	$712.6	$312.0	$174.2	$65.7	$76.2(b)	$84.5
December 31, 2012	$687.7	$297.4	$171.9	$62.1	$73.3	$83.0
November 30, 2012	$683.8	$294.5	$171.0	$60.5	$73.8	$84.0
October 31, 2012	$677.4	$292.3	$168.7	$58.9	$73.3	$84.2
Active (C)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives
January 31, 2013(a)	$591.9	$252.2	$132.9	$65.7	$76.2(b)	$64.9
December 31, 2012	$573.7	$241.9	$132.9	$62.1	$73.3	$63.5
November 30, 2012	$569.0	$238.8	$132.3	$60.5	$73.8	$63.6
October 31, 2012	$563.4	$237.0	$130.5	$58.9	$73.3	$63.7
Passive (C)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives
January 31, 2013(a)	$120.7	$59.8	$41.3	$0.0	$0.0	$19.6
December 31, 2012	$114.0	$55.5	$39.0	$0.0	$0.0	$19.5
November 30, 2012	$114.8	$55.7	$38.7	$0.0	$0.0	$20.4
October 31, 2012	$114.0	$55.3	$38.2	$0.0	$0.0	$20.5

(a)       Preliminary – subject to adjustment.
(b)	Preliminary - ending money market AUM includes $72.4 billion in institutional money market AUM and $3.8 billion in retail money market AUM.
(c)	Passive AUM includes ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM is Total AUM less Passive AUM.

About Invesco Ltd.
Invesco Ltd. is a leading independent global investment management firm, dedicated to helping investors worldwide achieve their financial objectives. By delivering the combined power of our distinctive investment management capabilities, Invesco provides a wide range of investment strategies and vehicles to our retail, institutional and high net worth clients around the world. Operating in more than 20 countries, the firm is listed on the New York Stock Exchange under the symbol IVZ.  Additional information is available at www.invesco.com.

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